Exhibit 4.1

SEVENTH SUPPLEMENTAL INDENTURE

SEVENTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of July 19, 2005, among Saks Incorporated, a corporation incorporated under the laws of the State of Tennessee (the “Company”), as issuer, the Subsidiary Guarantors listed on the signature pages hereto (the “Guarantors”), as guarantors, and J.P. Morgan Trust Company, National Association, a national banking association organized under the laws of the United States of America and successor in interest to The First National Bank of Chicago (the “Trustee”), as trustee.

W I T N E S S E T H:

WHEREAS, the Company, the Guarantors and the Trustee have heretofore entered into an Indenture, dated as of December 2, 1998, relating to the Company’s 7 1/2% Notes due 2010 (the “Notes”), as amended and supplemented prior to the date hereof (the “Original Indenture”);

WHEREAS, the Company has commenced (i) an offer to purchase for cash any and all Outstanding Notes and (ii) a concurrent solicitation of consents from Holders of the Notes to among other things, certain amendments (the “Amendments”) to the Original Indenture which are set forth in this Supplemental Indenture;

WHEREAS, the Company has received the written consent to the Amendments from Holders of a majority in aggregate principal amount of the Outstanding Notes; and

WHEREAS, pursuant to Section 9.02 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of Holders of the Notes as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions.

The Original Indenture together with this Supplemental Indenture are hereinafter sometimes collectively referred to as the “Indenture.” For the avoidance of doubt, references to any “Section” of the “Indenture” refer to such Section of the Original Indenture as supplemented and amended by this Supplemental Indenture. All capitalized terms which are used herein and not otherwise defined herein are defined in the Original Indenture and are used herein with the same meanings as in the Original Indenture. If a capitalized term is defined in the Original Indenture and this Supplemental Indenture, the definition in this Supplemental Indenture shall apply to the Indenture and the Notes.

Section 1.01 of the Original Indenture shall be amended to insert alphabetically therein the following defined terms:

“Compliance Certificate” has the meaning set forth in Section 10.12.

“Covenant Reversion Date” means, 5:30 p.m., New York City time, on the earlier of (i) the Business Day following the Company’s failure to pay the Purchase Price, if due, for the Notes in accordance with the Offer to Purchase and (ii) October 31, 2005.

“Purchase Price” means the payment (including the Consent Payment) defined as such with respect to the Notes in the Offer to Purchase.

“Offer to Purchase” means the Offers to Purchase and Consent Solicitations Statement dated as of June 20, 2005 and the related Letter of Transmittal and Consent, each as may be amended and supplemented from time to time.

ARTICLE II

REMEDIES

Section 2.01. Events of Default.

Section 5.01 of the Original Indenture shall be deleted in its entirety and replaced with the following:

Section 5.01. Events of Default.

“Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) default in the payment of any interest on the Notes when due and payable, continued for 30 days or more; or

(b) default in payment of all or any part of principal of or premium, if any, on the Notes at the Maturity Date; or

(c) except as otherwise provided in this Section 5.01, default in the performance of or breach of any other covenant or warranty of the Company contained in the Notes, any Note Guarantee or this Indenture (other than a default specified in (a) or (b) above) that continues for a period of 60 days after written notice of such failure requiring the Company to remedy the same and stating that such notice is a “Notice of Default”

hereunder shall have been given (x) to the Company by the Trustee or (y) to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes then Outstanding; or

(d) acceleration of any Indebtedness, having an aggregate minimum principal amount of $50 million, for money borrowed by the Company or a Subsidiary under the terms of the instrument under which such Indebtedness is issued or secured, if such acceleration is not discharged within 10 days after written notice of such acceleration; or

(e) any Note Guarantee ceases to be in full force and effect or is declared null and void or any Guarantor denies that it has any further liability under any Note Guarantee, or gives notice to such effect (other than by reason of the termination of this Indenture or the release of any such Note Guarantee in accordance with Section 12.04 hereof) and such condition shall have continued for a period of 30 days after written notice of such condition requiring the same to be remedied and stating that such notice is a “Notice of Default” hereunder shall have been given (x) to the Company by the Trustee or (y) to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes then Outstanding; or

(f) the Company or any Subsidiary of the Company pursuant to or under or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case or proceeding;

(ii) consents to the making of a Bankruptcy Order in an involuntary case or proceeding or the commencement of any case against it;

(iii) consents to the appointment of a Custodian of it or for any substantial part of its property;

(iv) makes a general assignment for the benefit of its creditors;

(v) files an answer or consent seeking reorganization or relief;

(vi) shall admit in writing its inability to pay its debts generally; or

(vii) consents to the filing of a petition in bankruptcy; or

(g) a court of competent jurisdiction in any involuntary case or proceeding enters a Bankruptcy Order against the Company or any Subsidiary, and such Bankruptcy Order remains unstayed and in effect for 60 consecutive days; or

(h) a Custodian shall be appointed out of court with respect to the Company or any Subsidiary or with respect to all or any substantial part of the assets or properties of the Company or any Subsidiary.

Notwithstanding any of the foregoing, the failure of the Company to comply with Section 7.04, 10.10 or 10.12 of this Indenture, or §314 of the Trust Indenture Act, before the Covenant Reversion Date shall not constitute a Default under clause (c) above.

ARTICLE III

HOLDERS’ LISTS AND REPORTS BY TRUSTEE AND COMPANY

Section 3.01. Reports by Company and Each Guarantor.

Section 7.04 of the Original Indenture shall be deleted in its entirety and replaced with the following:

Section 7.04. Reports by Company and Each Guarantor.

The Company and each Guarantor shall, except as otherwise provided in this Section 7.04:

(a) file with the Commission, the copies of annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) required to be filed with Commission pursuant to Section 13 or Section 15 of the Exchange Act, whether or not the Company or any Guarantor has a class of securities registered under the Exchange Act;

(b) file with the Trustee within 15 days after it files or would be required to file the information specified in subsection (a) of this Section 7.04 reports and documents with the Commission copies of such information;

(c) file with the Trustee and the Commission in accordance with rules and regulations prescribed from time to time by the Commission, such additional information, documents and reports with respect to compliance by the Company and each Guarantor with the conditions and covenants of this Indenture as may be required from time to time by such rules and regulations; and

(d) transmit by mail to all Holders, as their names and addresses appear in the Note Register, within 30 days after the filing thereof with the Trustee, such summaries of any information, documents and reports required to be filed by the Company and each Guarantor pursuant to subsections (a) and (c) of this Section as may be required by rules and regulations prescribed from time to time by the Commission.

Notwithstanding any other provision of this Section 7.04 or this Indenture, the information, documents and reports referred to in this Section 7.04 that the Company or the Guarantors would have been required to file with the Commission or the Trustee or transmit to the Holders on any date on or before the Covenant Reversion Date (but for this sentence) will not be required to be filed or transmitted by the Company or the Guarantors until the Covenant Reversion Date.

ARTICLE IV

COVENANTS

Section 4.01. Provision of Financial Statements.

Section 10.10 of the Original Indenture shall be deleted in its entirety and replaced with the following:

Section 10.10. Provision of Financial Statements.

The Company will, except as otherwise provided in this Section 10.10, file with the Commission (so long as the Commission will accept any such filings) and the Trustee the annual reports, quarterly reports and other documents required to be filed with the Commission pursuant to Sections 13 and 15 of the Exchange Act, whether or not the Company has a class of securities registered under the Exchange Act. The Company will also comply with the other provisions of Section 314(a) of the Trust Indenture Act. Notwithstanding any other provision of this Section 10.10 or this Indenture, the reports and documents referred to in this Section 10.10 that the Company would have been required to file with the Commission or the Trustee on any date on or before the Covenant Reversion Date (but for this sentence) will not be required to be filed by the Company until the Covenant Reversion Date.

Section 4.02. Statement by Officers as to Default.

Section 10.12 of the Original Indenture shall be deleted in its entirety and replaced with the following:

Section 10.12. Statement by Officers as to Default.

The Company and the Guarantors will, except as otherwise provided in this Section 10.12, deliver to the Trustee, within 120 days after the end of each of their fiscal years ending after the date hereof, a written statement (such written statement, a “Compliance Certificate”) signed by the chairman or a chief executive officer, the principal financial officer, principal accounting officer or Treasurer of the Company or such Guarantor (as applicable), stating (i) that a review of the activities of the Company or such Guarantor (as applicable) during the preceding fiscal year has been made under the supervision of the signing officer with a view to determining whether the Company or such Guarantor (as applicable) has kept, observed, performed and fulfilled its obligations under this Indenture and (ii) that, to the knowledge of each officer signing such certificate, the Company or such Guarantor (as applicable) has kept, observed, performed and fulfilled each and every covenant and condition contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions, conditions and covenants hereof (or, if a Default shall have occurred, describing all such Defaults of which such officers may have knowledge, their status and what action the Company or such Guarantor (as applicable) is taking or proposes to take with respect thereto). When any Default has occurred and is continuing, or if the Trustee or any Holder or the trustee for or the holder of any other evidence of Indebtedness of the Company or any Subsidiary gives any notice or takes any other action with respect to a claimed default (other than with respect to Indebtedness (other than Indebtedness evidenced by the Notes) in the principal amount of less than $50,000,000), the Company will, except as otherwise provided in this Section 10.12, promptly deliver to the Trustee by registered or certified mail or by telegram, or facsimile transmission followed by hard copy by registered or certified mail an Officers’ Certificate specifying such event, notice or other action no later than five Business Days after the Company becomes aware of such occurrence and what action the Company is taking or proposes to take with respect thereto. Notwithstanding any other provision of this Section 10.12 or this Indenture, (i) the Compliance Certificate referred to in this Section 10.12 that the Company and the Guarantors would have been required to deliver to the Trustee on any date before the Covenant Reversion Date (but for this sentence) will not be required to be delivered until the Covenant Reversion Date, and (ii) the Company and the Guarantors will have no obligation to deliver an Officers’ Certificate, as referred to in the preceding sentence, relating to the breach of a covenant contained in Section 7.04, 10.10 or 10.12 of this Indenture that occurred prior to the Covenant Reversion Date.

ARTICLE V

MISCELLANEOUS

Section 5.01. Effect of Supplemental Indenture; Effectiveness and Operation.

(a) This Supplemental Indenture shall be effective upon execution hereof by the Company, the Guarantors and the Trustee. From and after such date, the Amendments set forth herein shall be deemed to have modified the applicable sections, or portions thereof, or clauses of the Original Indenture. However, this Supplemental Indenture shall cease to have any effect if the Company shall fail to pay to Holders of the Notes the Purchase Price described in the Offer to Purchase (as defined in Section 1.1 of this Supplemental Indenture).

(b) This Supplemental Indenture is a supplemental indenture within the meaning of Section 9.02 of the Original Indenture, and the Original Indenture shall be read together with this Supplemental Indenture and shall have the same effect over the Notes in the same manner as if the provisions of the Original Indenture and this Supplemental Indenture were contained in the same instrument.

(c) In all other respects, the Original Indenture is confirmed by the parties hereto as supplemented by the terms of this Supplemental Indenture.

(d) Subject to 5.02 of this Supplemental Indenture, in the event that there is a conflict or inconsistency between the Original Indenture and this Supplemental Indenture, the provisions of this Supplemental Indenture shall control.

(e) The Company hereby covenants to notify the Trustee if the Covenant Reversion Date shall occur on any date prior to October 31, 2005 within 24 hours after such occurrence.

(f) Nothing contained in this Supplemental Indenture shall affect any statutory obligation of the Company or the Guarantors under the Exchange Act or the TIA.

Section 5.02. Trust Indenture Act Controls.

If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this Supplemental Indenture by the TIA, the required provision shall control. If any provision of this Supplemental Indenture modifies any TIA provision that may be so modified, such TIA provision shall be deemed to apply to this Supplemental Indenture as so modified. If any provision of this Supplemental Indenture excludes any TIA provision that may be so excluded, such TIA provision shall be excluded from this Supplemental Indenture.

Section 5.03. GOVERNING LAW.

THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

Section 5.04. Counterparts.

The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 5.05. Successors.

All agreements of the Company and the Guarantors in this Supplemental Indenture shall bind their respective successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

Section 5.06. Severability.

In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 5.07. Effect of Headings.

The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 5.08. Trustee.

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Guarantors.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

SAKS INCORPORATED

By:	/s/ WES BURTON, JR.
C. Wes Burton, Jr.
Senior Vice President and Treasurer

GUARANTORS:

CARSON PIRIE HOLDINGS, INC.
HERBERGER’S DEPARTMENT STORES, LLC
JACKSON LEASING LLC
MCRAE’S OF ALABAMA, INC.
MCRAE’S STORES SERVICES, INC.
MCRAE’S, INC.
MCRIL, LLC
MERCHANDISE CREDIT, LLC
NEW YORK CITY SAKS, LLC
PARISIAN, INC.
SAKS & COMPANY
SAKS DIRECT, INC.
SAKS DISTRIBUTION CENTERS, INC.
SAKS FIFTH AVENUE DISTRIBUTION COMPANY
SAKS FIFTH AVENUE OF TEXAS, INC.
SAKS FIFTH AVENUE TEXAS, L.P.
SAKS FIFTH AVENUE, INC.
SAKS HOLDINGS, INC.
SAKS WHOLESALERS, INC.
SCCA, LLC
SCCA STORE HOLDINGS, INC.
SCIL, LLC
SCIL STORE HOLDINGS, INC.
SFAILA, LLC
TEX SFA, INC.

By:	/s/ CHARLES J. HANSEN
Charles J. Hansen
Executive Vice President

MCRAE’S STORES PARTNERSHIP

By:	McRae’s, Inc., its Managing General Partner

By:	/s/ CHARLES J. HANSEN
Charles J. Hansen
Executive Vice President

PMIN GENERAL PARTNERSHIP

By:	Parisian, Inc., its Managing Partner

By:	/s/ CHARLES J. HANSEN
Charles J. Hansen
Executive Vice President

J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ BENITA A. POINTER
Benita A. Pointer, CCTS
Assistant Vice President